EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey S. Osman, President	York, PA 17401
or
Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY
REPORTS IMPROVED NINE MONTH EARNINGS

York, Pennsylvania, November 7, 2005: The York Water Company’s (Nasdaq: YORW) President, Jeffrey S. Osman, announced today the Company’s financial results for the third quarter and the first nine months of 2005.

President Osman reported that quarterly operating revenues of $7,207,000 increased 29.4% over the third quarter of 2004, and that quarterly net income of $1,735,000 increased 40.1% compared to the third quarter of 2004. President Osman also reported that the first nine months’ operating revenues of $20,136,000 increased 22.6% over the first nine months of 2004, and that net income of $4,443,000 increased 14.9% compared to the first nine months of 2004. The increase in revenue and net income is attributed to the rate increase effective November 2004, increased water usage and an increase in customer base, including 850 customers added through the acquisition of Spring Grove Water Company and the Spring Grove Borough water facilities. 2004 results included an after-tax gain of $441,000 on the sale of land.

During the first nine months of 2005, the Company incurred $10.7 million on construction projects, including the Susquehanna River Pipeline, an automated meter reading system, a company-wide computer system and additionally to expand its service territory. In addition, the Company incurred approximately $2.3 million to acquire Spring Grove Water Company and the water utility assets of Spring Grove Borough.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2005	2004	2005	2004
Water Operating Revenues	$7,207	$5,569	$20,136	$16,430
Net Income	$1,735	$1,239	$4,443	$3,866
Average Number of Common Shares Outstanding	6,912	6,770	6,901	6,542
Basic Earnings Per Common Share	$0.250	$0.180	$0.640	$0.590
Dividends Paid Per Common Share	$0.156	$0.145	$0.468	$0.435